Exhibit 1.01
ROPER TECHNOLOGIES, INC.
Conflict Minerals Report
For the Year Ended December 31, 2025
This report for the year ended December 31, 2025, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our Business
Roper Technologies, Inc. (“Roper,” the “Company,” “we,” “our” or “us”) is a diversified technology company, operating market leading businesses that design and develop vertical software and technology enabled products for a variety of defensible niche end markets.
Our Products
Below is a description of the solutions and products offered by segment and business, some of which may contain necessary conflict minerals.
Application Software
Aderant – comprehensive management software and artificial intelligence-enabled ("AI-enabled") solutions for law and other professional services firms, including business development, calendar/docket matter management, time and billing, and case management.

CentralReach – Software-as-a-Service ("SaaS") and AI-enabled solutions enabling the workflow and administration of applied behavior analysis (ABA) therapy for autism spectrum disorder (ASD) and related disabilities care.

Clinisys – diagnostic and laboratory information management software solutions.

Data Innovations – software solutions that enable enterprise management of hospitals and independent laboratories.

Deltek – enterprise software, SaaS, and AI-enabled information solutions for government contractors, professional services firms, and other project-based businesses.

Frontline – cloud-based software for K-12 school administration, connecting solutions for human capital management, student and special programs, and business operations, with powerful analytics that empower educators.

IntelliTrans – transportation management software and services to bulk and break-bulk commodity producers.

PowerPlan – financial and compliance management software and solutions to large complex companies in asset-intensive industries.

Procare – cloud-based software and integrated payment processing for the management of early childhood education centers.

Strata – cloud-based financial analytics, performance management software, and data solutions used by healthcare providers, higher education, and financial institutions for financial planning, decision support, and continuous cost improvement.

Transact/CBORD – integrated campus technology and payment solutions, including secure access and campus identity software, commerce solutions, tuition management software and payment processing, as well as foodservice technologies, serving higher education, healthcare, K-12, and business campuses.

Vertafore – cloud-based software for the property and casualty insurance industry, including agency and distribution management, compliance, AI-enabled workflows, and data solutions.

Network Software
ConstructConnect – cloud-based data, collaboration and estimating automation software and AI-enabled solutions focused on the pre-construction phase for a network of construction contractors and building product manufacturers/distributors.

DAT – electronic marketplaces that automate broker and carrier freight capacity matching throughout the United States and Canada, freight tracking and financing, and AI-enabled analytics solutions. Canadian-based Loadlink was combined with DAT in 2025.

Foundry – software technologies and AI-enabled solutions used to deliver visual effects and 3D content for the entertainment and digital design industries.

iPipeline – cloud-based software and AI-enabled analytics solutions for the life insurance/annuities and financial services industries.

iTradeNetwork – electronic marketplaces and supply chain software that connect food suppliers, distributors, and vendors, primarily in the perishable food sector.

MHA – health care services and software solutions to alternate site health care markets.

SHP – data analytics and benchmarking information solutions for the post-acute healthcare provider marketplace.

SoftWriters – software solutions to pharmacies that primarily serve the long-term care marketplace.

Subsplash – AI-enabled SaaS providing digital engagement, as well as church management and integrated giving solutions for faith-based organizations.

Technology Enabled Products
CIVCO Medical Solutions – accessories focused on guidance and infection control for ultrasound procedures.

FMI – dispensers and metering pumps which are utilized in a broad range of applications requiring precision fluid control.

Inovonics – high-performance wireless sensor networks and solutions for a variety of applications, including life-safety and access management.

IPA – automated surgical scrub and linen dispensing equipment for healthcare providers.

Neptune – water meters, enabling water utilities to remotely monitor their customers utilizing Automatic Meter Reading (AMR), Advanced Metering Infrastructure (AMI) technologies, and cloud-based software supporting meter data management and utility billing.

Northern Digital – optical and electromagnetic precision measurement systems for medical and industrial applications.

rf IDEAS – RFID card and credential readers used in numerous identity access management applications across a variety of vertical markets.

Verathon – medical devices that enable airway management, including bronchoscopes and video laryngoscopes, and bladder volume measurement solutions for healthcare providers.

Introduction
This Conflict Minerals Report (“CMR”) for the year ended December 31, 2025, is presented to comply with Rule 13p-1 under the Exchange Act (the “Rule”). The Rule imposes certain reporting obligations on United States Securities and Exchange Commission (“SEC”) issuers whose manufactured products contain certain minerals which are necessary to the functionality or production of their products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (“3TG” or “Conflict Minerals”). The Rule focuses on 3TG emanating from the Democratic Republic of the Congo (“DRC”) and nine adjoining countries (together, the “Covered Countries”). If an issuer has reason to believe that any of the Conflict Minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals, then the issuer must exercise due diligence on the Conflict Minerals’ source and chain of custody and submit a CMR to the SEC that includes a description of those due diligence measures.

This CMR relates to the process undertaken for Roper products that were manufactured, or contracted to be manufactured, during calendar year 2025 and that contain Conflict Minerals.

Executive Summary
Roper conducted a reasonable country of origin inquiry (“RCOI”) on suppliers we believe provided materials or components containing 3TGs necessary to the manufacturing of our products during calendar year 2025. Our suppliers identified 336 smelters and refineries (“Smelters”). Of these 336 Smelters, we identified 48 as sourcing (or there was a reason to believe they may be sourcing) from the Covered Countries. Our due diligence review indicated that 33 of these Smelters have been audited and recognized as conformant to the Responsible Minerals Assurance Process (“RMAP”). The remaining 15 Smelters potentially sourcing from the Covered Countries were subject to our risk mitigation process which is in accordance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”).
OECD Step 1 – Establish strong company management systems
1.a. Roper Policies – Roper’s conflict minerals policies set forth the conflict minerals supply chain due diligence process and our commitments to reporting obligations regarding Conflict Minerals. Our Conflict Minerals Policy, Supplier Code of Conduct, Human Rights Policy, and Purchase Order Terms and Conditions are publicly available on our website, www.ropertech.com/policies.
1.b. Internal Management Structure – Roper maintains an internal team to manage due diligence efforts for the conflict minerals program. The team is comprised of functional areas including engineering, supply chain, and procurement personnel from our relevant operating businesses. The team is led by a global program director who provides guidance related to plan development, implementation, risk evaluation and potential mitigation measures, and preparation of reporting documentation. The global program director reports directly to Roper’s Chief Sustainability Officer and Securities Counsel, Assistant General Counsel.
We utilize a third-party service provider to assist with evaluating supply chain information regarding 3TGs, identifying potential risks, and the development and implementation of additional due diligence steps, supplier communications, and capacity building.
1.c. Supply Chain Controls, Transparency and Traceability – We collect information with respect to the origin of the Conflict Minerals contained in the components and materials supplied to us through an annual supply chain survey. A description of our supply chain data gathering process is located in OECD Step 2 of this report.
1.d. Supplier Engagement – Roper engages with suppliers on an annual basis as part of the supplier RCOI process. Our Conflict Minerals Policy, Supplier Code of Conduct, and terms and conditions of our purchase orders and purchase agreements are posted on our website. Our surveys and due diligence activities are employed to identify upstream smelters and refiners. For the 2025 reporting year, Roper used a third-party service provider to administer our annual supplier survey.
1.e. Grievance Mechanism – Roper maintains an Ethics & Compliance Line that allows employees and other interested parties to voice concerns or questions without fear of retribution. Additionally, the Responsible Minerals Initiative (“RMI”), of which we are a member, maintains a public grievance and complaints mechanism for use by smelters, refiners, and other external stakeholders regarding the initiative itself, the audit program and protocols, related smelter and refinery operations, audit quality and auditor competencies, mineral supply chains and upstream and downstream initiatives. RMI partner initiatives with the London Bullion Market Association (“LBMA”) and the Responsible Jewellery Council (“RJC”) also maintain public grievance mechanisms for the gold supply chain.
OECD Step 2 – Identify and assess risks in the supply chain
Roper’s RCOI process is designed according to Steps 2A and 2B of the OECD Guidance. Roper’s RCOI includes two stages:
•Stage 1 - Supplier RCOI (Step 2A of the OECD Guidance); and
•Stage 2 - Smelter RCOI (Step 2B of the OECD Guidance).
Supplier RCOI
Our businesses begin the process by identifying their relevant first-tier suppliers that furnish products, parts, or components that contain 3TG. Identified suppliers are then included in our annual survey and educational outreach.
Our third-party service provider engaged the identified suppliers and requested a completed Conflict Minerals Reporting Template (“CMRT”) to confirm the presence of 3TG material and identify potential smelters and refiners in the supply chain. Our suppliers are expected to obtain this same information from their suppliers continuing back through multiple tiers of the supply chain to identify upstream smelters and refiners.

Data validation is performed to increase the accuracy of submissions and identify any contradictory answers in the CMRT. Follow-up emails are sent to nonresponsive suppliers and those who provided inaccurate or incomplete responses.
The supplier-provided lists are aggregated into a single list of unique facilities meeting the definition of a smelter under one of three RMAP standards.
Smelter RCOI and Due Diligence
We attempted to engage with smelters identified in our supply chain to determine whether they sourced from the Covered Countries. For smelters that confirmed, either directly or through industry associations, that they did not source from the Covered Countries, but who were not recognized as conformant to the RMAP, we reviewed publicly available information to determine whether there was any contrary evidence that contradicted the smelter’s declaration.
If smelters did not respond to our inquiry, we reviewed the same publicly available sources to determine whether there was reason to believe the smelter may have sourced from the Covered Countries during the reporting period.
We categorize smelters that are sourcing (or that we have reason to believe may be sourcing) from the Covered Countries and not currently RMAP Conformant as high-risk. We conduct the risk mitigation procedures described below on high-risk smelters.
OECD Step 3 – Design and implement a strategy to respond to identified risks
Roper conducted risk mitigation activities whenever a supplier’s CMRT identified smelters that are sourcing (or we have reason to believe may be sourcing) from the Covered Countries and are not RMAP Conformant. Roper’s risk mitigation was designed in accordance with Step 3B of the OECD guidance.
As part of our risk mitigation process, we performed additional due diligence to determine if there was any reason to believe the smelters directly or indirectly financed or benefited armed groups in the DRC or adjoining countries. We also attempted to verify with relevant suppliers whether 3TGs from the smelter in question were actually in the supply chain of our businesses during the 2025 reporting period.
Roper participates in industry efforts to address Conflict Minerals through its membership and participation in the RMI due to the downstream position of our businesses and their limited insight into and leverage over the supply chain. We use the resources of the RMI, its working groups and details of the RMAP audits, including the LBMA and RJC validation schemes, to verify smelter and refinery practices, verify those that are conflict free, and identify risks and appropriate mitigation strategies.
OECD Step 4 – Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain
Due to the diversity of our businesses and their respective supply chains, the company-level responses of our suppliers report a substantial proportion of the total smelter and refinery population. Through our membership in the RMI, we encourage all smelters and refiners participate in an audit program.
Roper relies on third-party audits of processing facilities conducted through the RMAP, RJC, and/or LBMA. The RMAP uses independent private-sector auditors, and audits the source, including the mines of origin, and the chain of custody of the Conflict Minerals used by smelters and refiners that agree to participate in the program.
Our third-party provider attempts to contact processing facilities not currently enrolled in the RMAP to encourage their participation and gather information regarding each facilities’ sourcing practices on behalf of its compliance partners. The data on which we relied for certain statements in this declaration was obtained through publicly available and/or RMI member-only audit information and RCOI/country of origin (“COO”) report.
OECD Step 5 – Report annually on supply chain due diligence
Roper reports annually by filing a Form SD, which includes this Conflict Minerals Report. The filing is made public on Roper’s website, www.ropertech.com/policies, once that filing has occurred.

Due Diligence Results
Processing Facilities
CMRTs are sent to, and requested from, direct suppliers. Direct suppliers are then expected to conduct supply chain outreach in order to identify applicable smelter and refinery sources. Company-level supplier responses to our annual survey identified 336 potential smelter and refinery processing facilities.
Due to difficulties in tracing materials to specific products, suppliers providing smelter and refinery data often list all smelters and refiners from which they or their suppliers purchased materials during the reporting period. As a result, the smelters or refiners reported to our businesses are more comprehensive than those that processed 3TGs contained in our businesses’ products.
Countries of Origin
The COO for minerals of the identified processing facilities is summarized below:

	Gold	Tantalum	Tin	Tungsten	Total
Smelters known to source from the Covered Countries	19	14	9	6	48
Smelters known to source outside the Covered Countries	157	21	65	45	288
Conclusion and Risk Mitigation
Our suppliers identified 336 unique Smelters, of which 48 Smelters source, or there is a reason to believe they may source, from the Covered Countries. We determined that 33 of these 48 Smelters have been audited and recognized as conformant to the RMAP. We conducted risk mitigation as described above on the remaining 15 Smelters.
Based on our due diligence, we found with respect to our products identified above, the information gathered lacked clarity with respect to the origin and chain of custody of all the Conflict Minerals contained in the products, nor did the data reveal whether the Conflict Minerals contained in the products may have directly or indirectly financed conflict in the Covered Countries.
Steps to Improve Risk Mitigation
Since the period covered by this Conflict Minerals Report, we continue to mitigate risk and improve our overall due diligence as follows:
-    continue to communicate our Conflict Minerals Policy, Supplier Code of Conduct, and terms and conditions of our purchase orders and purchase agreements and other related expectations to suppliers;
-    continue to perform annual inquiries of relevant first-tier suppliers utilizing the RMI’s CMRT;
-    continue to engage with suppliers that provided incomplete responses, failed to respond, or reported high-risk smelters and refiners;
-    continue to provide training and educational resource links to our suppliers through the annual survey process;
-    continue to review our processes to improve suppliers’ effectiveness; and
-    continue our membership in the RMI, participation in working groups, and support of the RMAP industry initiative to support responsible supply chains.
Information About Forward-Looking Statements
This Conflict Minerals Report and related Form SD include and incorporate by reference “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” Forward-looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes,” “intends,” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in any forward-looking statement, including, but not limited to, (i) failure to carry out these steps in a timely manner or at all, (ii) lack of cooperation or progress by our suppliers, their respective suppliers, and smelters, (iii) lack of progress by smelter or refiner validation programs for conflict minerals (including the possibility of inaccurate information, fraud, and other irregularities), or (iv) these steps may not be effective in mitigating or eliminating risks associated with conflict minerals. In addition, you should also consider the important factors described in reports and other documents we file from time to time with the SEC, including the risk factors described in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC.

We believe these forward-looking statements are reasonable. However, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them in light of new information or future events, except as required by law.